Exhibit 99.1

GAP INC. REPORTS APRIL SALES UP 7 PERCENT;

COMPARABLE STORE SALES UP 3 PERCENT

SAN FRANCISCO — May 6, 2004 — Gap Inc. (NYSE: GPS) today reported net sales of $1.25 billion for the four-week period ended May 1, 2004, which represents a 7 percent increase compared with net sales of $1.17 billion for the same period ended May 3, 2003. The company’s comparable store sales for April 2004 increased 3 percent compared with a 20 percent increase in April 2003.

Comparable store sales by division for April 2004 were as follows:

•	Gap U.S.: positive 3 percent versus positive 23 percent last year

•	Gap International: negative 6 percent versus positive 20 percent last year

•	Banana Republic: positive 12 percent versus positive 11 percent last year

•	Old Navy: positive 3 percent versus positive 20 percent last year

“Customer response to remaining spring product and new summer merchandise across Gap, Banana Republic and Old Navy drove significant improvement in overall merchandise margins,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations. “We’re pleased that product acceptance, supported by disciplined inventory management, continues to fuel regular price selling and year-over-year margin growth.”

First Quarter Sales Results and Earnings Guidance

For the thirteen-weeks ended May 1, 2004, net sales of $3.7 billion represent an increase of 9 percent compared with net sales of $3.4 billion for the same period ended May 3, 2003. The company’s first quarter comparable store sales increased 7 percent compared with an increase of 12 percent in the first quarter of the prior year.

The company announced that it expects first quarter earnings per share of $0.31 to $0.32. This includes about $0.02, or about $30 million, of expenses related to premiums paid on early retirement of about $170 million of funded debt. This $30 million will be included in operating expenses for the first quarter.

“Our strong EPS performance reflects our continued progress in delivering healthy gross margin growth,” said Ms. Simmons.

The company reiterated that it expects inventory per square foot at the end of the quarter to be down on a percentage point basis in the low- to mid-teens.

Comparable store sales by division for the first quarter of 2004 were as follows:

•	Gap U.S.: positive 5 percent versus positive 12 percent last year

•	Gap International: negative 5 percent versus positive 13 percent last year

•	Banana Republic: positive 21 percent versus positive 1 percent last year

•	Old Navy: positive 9 percent versus positive 16 percent last year

As of May 1, 2004, Gap Inc. operated 3,016 store locations compared with 3,105 store locations last year.

Gap Inc. will announce its first quarter earnings results via press release on May 20, 2004 at 1:30 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s first quarter results in a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 800-374-0168 and international callers may dial 706-634-0994. The webcast can be accessed at gapinc.com.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

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Investor Relations:	Media Relations:
Evan Price	Jordan Benjamin
415-427-2161	415-427-4403

Forward-Looking Statements

The information made available on this press release and recording contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.